Exhibit 99.1

First Horizon Q4 Results: $1.97 Loss Per Share, Dividend Reduction, Tennessee Bank Franchise Remains Solidly Profitable

MEMPHIS, Tenn., Jan. 16, 2008 (PRIME NEWSWIRE) -- First Horizon National Corporation's (NYSE:FHN) board of directors has approved payment of a quarterly dividend of $.20 per share. The dividend is payable on April 1, 2008, to shareholders of record on March 14, 2008. This is the 446th consecutive quarter that First Horizon has paid a dividend. First Horizon also announced results for the quarter ended December 31, 2007, and other matters, including the following:

 * A net loss of $248.6 million or $1.97 per diluted share in fourth quarter 2007 compared to a net loss of $14.2 million or $.11 per diluted share in third quarter 2007
 * Increased provisioning reflects inherent losses in national construction portfolios; net charge-offs increase to 93 basis points
 * First Tennessee Banking franchise generates strong net interest margin, drives growth in deposit fees
 * Capital Markets sees improved profitability from increases in both fixed income and other product revenues
 * Mortgage Banking recognizes valuation adjustments for servicing assets and impairment of goodwill reflecting industry conditions
 * Recognition of contingent guarantee related to Visa's litigation matters negatively impacts earnings
 * Continuing implementation of earnings enhancement initiatives results in $26.6 million of net pre-tax charges in fourth quarter;
   additional charges, as well as gains from the sale of the remaining
   First Horizon Bank branches are expected in first quarter 2008

Pre-tax loss, for FHN, before discontinued operations, was $399.1 million in fourth quarter 2007 compared to a $23.7 million pre-tax loss in third quarter 2007. Total revenues were $319.0 million in fourth quarter compared to $441.2 million in third quarter 2007. Noninterest expenses were $561.5 million compared to $421.6 million in third quarter 2007. Provision for loan losses increased $113.3 million to $156.6 million in fourth quarter 2007.

In fourth quarter 2007 average total loans declined 1 percent in comparison to third quarter 2007. Total average deposits decreased 10 percent for the same time period which reflects a shift from wholesale CDs to more stable funding sources and the divestiture of First Horizon Bank branches. Consolidated net interest margin declined to 2.77 percent from 2.87 percent primarily reflecting the impact of elevated LIBOR during fourth quarter 2007.

For the twelve months ended December 31, 2007, the net loss was $170.1 million or $1.35 per diluted share compared to earnings of $462.9 million or $3.62 diluted earnings per share for the same period in 2006. For the twelve months ended December 31, 2007, return on average shareholders' equity and return on average assets were (7.02) percent and (.45) percent, respectively. For the same period in 2006, return on average shareholders' equity and return on average assets were 19.1 percent and 1.19 percent, respectively.

"Current market conditions require definitive management actions to adequately address the operating environment and to position the company for consistent revenue growth and greater return for our shareholders," said Jerry Baker, CEO of FHN. "As such, we have acted in several key areas by increasing loan loss reserves, reducing our mortgage servicing assets and national lending businesses, implementing productivity enhancements, and selling or reducing low returning operations. In combination with our dividend reduction, these changes should improve our capital position in 2008 and allow us to make the proper investments that leverage the fundamental strength of our Tennessee banking franchise."

Baker concluded, "We will continue to make further significant adjustments to our mortgage and related lending businesses, including pursuing strategic alternatives to further reduce our exposure to these areas."

PERFORMANCE HIGHLIGHTS (Fourth Quarter 2007 vs. Third Quarter 2007)

Retail/Commercial Bank Experiences Increased Provisioning

Retail/Commercial Banking experienced a pre-tax loss of $51.8 million for fourth quarter 2007, compared to pre-tax income of $78.3 million for third quarter 2007. While the Tennessee bank franchise was solidly profitable in fourth quarter as customer and account trends remained strong, results for the current quarter were affected by increased provisioning for loan losses to reflect inherent losses within the national construction portfolios. Fourth quarter net interest margin was 3.71% for the Retail Commercial Banking segment and was 4.88% for Regional Banking. Noninterest income was adversely affected by reduced revenue from loan sales and securitizations which was partially offset by increases in fees from deposit accounts. Noninterest expense increased slightly from recognition of losses on owned real estate and reductions in value of low income housing investments. These increases were partially offset by a decline in personnel costs from a combination of reduced variable compensation costs on loan originations as well as the effects of efficiency initiatives.

Servicing Asset and Goodwill Write Downs Affect Mortgage Banking Results

Mortgage Banking had a pre-tax loss of $262.8 million for fourth quarter 2007, compared to a pre-tax loss of $45.8 million for third quarter 2007, which primarily reflects recognition of reductions in values of mortgage servicing rights and other retained interests, impairment of goodwill and the continued deterioration of credit markets during the quarter. Net interest income declined consistent with decreases in the average warehouse size. In comparison to prior quarter, the decline in deliveries outpaced the decline in origination volumes producing an increase in the ending warehouse balance. Credit market pricing stresses again negatively affected gain on sale margins as well as prompting write downs of warehouse loans. Hedging results negatively impacted performance due to capital markets volatility and lower liquidity in certain hedging instruments which triggered increased transaction costs to maintain a targeted hedge profile. The value of servicing assets was negatively impacted by write downs to reflect lower values from observable market inputs and third party valuations. Partially offsetting this loss was a decline in servicing run-off. Noninterest expense increased due to the impairment of goodwill and recognition of a legal settlement which were slightly offset by lower levels of compensation from lower production volumes and the effect of efficiency initiatives.

Capital Markets Sees Improvement in Revenues and Profitability

Capital Markets recognized pre-tax income of $21.0 million in fourth quarter 2007 compared to a $7.7 million pre-tax loss in third quarter 2007. This primarily reflects improvements in fixed income sales as the Federal Reserve reduced rates which resulted in a steeper yield curve. Other product revenues also improved over third quarter, but remain below historical levels as FHN continues to experience the effects of market illiquidity on the pooled trust preferred product. Additionally, net interest expense improved over third quarter. These effects were partially offset by an increase in noninterest expense from higher production levels.

Corporate Segment Reflects Visa Guarantee and Earnings Enhancement Initiatives

The Corporate segment recognized $55.7 million of expense related to a contingent guarantee of Visa's obligations related to certain litigation matters. Any expense recognized related to this contingent guarantee is expected to reverse upon Visa's completion of its initial public offering. Securities losses of $10.4 million were recognized in the current quarter related to write downs of equity securities. Results for fourth quarter 2007 also include $26.6 million of net expenses associated with implementation of restructuring, repositioning and efficiency initiatives. This amount includes $35.9 million of expenses and $6.4 million of transaction costs from selling mortgage servicing rights which were partially offset by $15.7 million of gains from the disposition of 15 First Horizon Bank branches. Results for third quarter 2007 reflected $32.8 million of expenses for earnings enhancement initiatives. Ongoing initiatives include:

 * Enterprise efficiency initiatives including organization and compensation redesign, procurement centralization and multisourcing efforts, and repositioning of non-core businesses
 * First Horizon Banks divestiture consisting of an additional 19 full-service locations
 * Restructuring of mortgage operations through office closures, associated sales force decreases, and reduction of management and support staff
 * Downsizing of national lending operations through reduction of consumer and construction sales forces and decreasing management, support staff and back-office costs

Provision Increases to Reflect Inherent Losses; Charge-Offs Increase Sequentially

The net charge-off ratio was 93 basis points in fourth quarter 2007 compared to 57 basis points in third quarter 2007 as net charge-offs increased to $50.8 million from $31.4 million in third quarter 2007. Provision for loan losses increased to $156.6 million in fourth quarter 2007 from $43.3 million in third quarter 2007. Provisioning for fourth quarter 2007 reflects recognition of inherent losses within residential construction portfolios, including One-Time Close and Homebuilder Finance, related to discontinued product structures and higher-risk national markets such as Florida, California, Virginia, Georgia and Nevada. The nonperforming asset ratio increased to 166 basis points in fourth quarter 2007 from 113 basis points in third quarter 2007.

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement, which will be available on FHN's Web site at www.fhnc.com. Management will also host a conference call at 8:00 a.m. Central Time January 17 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time January 17 by dialing 1-877-397-0292 (international participants dial 1-719-325-4919). The conference will also be webcast live through First Horizon's web site. To access the webcast, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 11 a.m. Central Time January 17 until 11 p.m. January 31 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 8543815. The event will be archived and made available by 1 p.m. Central Time January 17 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 10,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon and First Tennessee -- provide customers with a broad range of products and services including:

 * Capital markets, one of the nation's top underwriters of U.S.
   government agency securities
 * Mortgage banking, one of the nation's top mortgage originators and recipient of consecutive awards for servicing excellence from Fannie
   Mae and Freddie Mac
 * Retail/commercial banking, with the largest market share in
   Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother and Fortune magazines. FHN also was named one of the nation's 100 best corporate citizens by CRO magazine. More information can be found at www.fhnc.com.

 SUMMARY QUARTERLY RESULTS
 Quarterly, Unaudited

 ---------------------------------------------------------------------
 (Thousands)                       4Q07          3Q07          2Q07
 ---------------------------------------------------------------------
 INCOME STATEMENT HIGHLIGHTS
 Net interest income           $   225,987   $   237,804   $   239,432
 Noninterest income                103,429       203,475       281,313
 Securities (losses)/gains,
  net                              (10,442)           --        (1,014)
 ---------------------------------------------------------------------
   Total revenue                   318,974       441,279       519,731
 ---------------------------------------------------------------------
 Noninterest expense               561,559       421,622       457,240
 Provision                         156,519        43,352        44,408
 ---------------------------------------------------------------------
   Pre-tax (loss)/income          (399,104)      (23,695)       18,083
 (Benefit)/provision for
  income taxes                    (146,342)       (9,330)       (3,861)
 ---------------------------------------------------------------------
 (Loss)/income from continuing
  operations                      (252,762)      (14,365)       21,944
 Income/(loss) from
  discontinued operations,
  net of tax                         4,137           209           179
 ---------------------------------------------------------------------
   Net (loss)/income           $  (248,625)  $   (14,156)  $    22,123
 =====================================================================
 COMMON STOCK DATA
 Diluted EPS from continuing
  operations                   $     (2.00)  $      (.11)  $       .17
 Diluted EPS                         (1.97)         (.11)          .17
 Diluted shares                    126,089       126,058       128,737
 Period-end shares outstanding     126,366       126,388       126,237
 Dividends declared per share  $       .45   $       .45   $       .45
 ---------------------------------------------------------------------
 BALANCE SHEET HIGHLIGHTS
  (PERIOD END)
 Total loans, net of
  unearned income              $22,103,516   $21,973,004   $22,382,303
 Total loans held for
  sale-divestiture(a)              289,878       565,492            --
 Total deposits                 17,032,285    18,635,359    21,761,683
 Total deposits-divestiture(a)     230,418       474,809            --
 Total assets                   37,015,461    37,478,252    38,394,084
 Total assets-divestiture(a)       305,734       588,115            --
 Total liabilities              34,584,588    34,761,148    35,635,325
 Total liabilities-
  divestiture(a)                   232,343       514,198            --
 Total shareholders' equity      2,135,596     2,421,827     2,463,482
 ---------------------------------------------------------------------
 KEY RATIOS & OTHER
 Return on average assets            (2.65)%        (.15)%         .23%
 Return on average equity           (42.52)%       (2.31)%        3.57%
 Net interest margin                  2.77%        2.87%        2.79%
 Efficiency ratio                    176.1%        95.5%        88.0%
 Book Value Per Share          $     16.83   $     19.08   $     19.43
 Tangible Book Value Per Share       14.86         16.51         16.73
 FTE employees                       9,941        11,052        11,903
 ---------------------------------------------------------------------

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                                                        4Q07 Change vs.
                                                        ---------------
 (Thousands)                       1Q07         4Q06      3Q07   4Q06
 ----------------------------------------------------------------------
 INCOME STATEMENT HIGHLIGHTS
 Net interest income           $   237,419   $   245,997    (5)%   (8)%
 Noninterest income                272,915       313,342   (49)%  (67)%
 Securities (losses)/gains, net     10,273         3,002    NM     NM
 ----------------------------------------------------------------------
   Total revenue                   520,607       562,341   (28)%  (43)%
 ----------------------------------------------------------------------
 Noninterest expense               403,012       431,630    33%   30%
 Provision                          28,486        22,983   261%  581%
 ----------------------------------------------------------------------
   Pre-tax (loss)/income            89,109       107,728    NM     NM
 (Benefit)/provision for income
  taxes                             18,802        31,448    NM     NM
 ----------------------------------------------------------------------
 (Loss)/income from continuing
  operations                        70,307        76,280    NM     NM
 Income/(loss) from
  discontinued operations,
  net of tax                           240           187    NM     NM
 ----------------------------------------------------------------------
   Net (loss)/income           $    70,547   $    76,467    NM     NM
 ======================================================================
 COMMON STOCK DATA
 Diluted EPS from continuing
  operations                   $       .55   $       .60    NM     NM
 Diluted EPS                           .55           .60    NM     NM
 Diluted shares                    128,704       127,784     *     (1)%
 Period-end shares outstanding     125,749       124,866     *      1%
 Dividends declared per share  $       .45   $       .45    --     --
 ----------------------------------------------------------------------
 BALANCE SHEET HIGHLIGHTS
  (PERIOD END)
 Total loans, net of unearned
  income                       $22,268,190   $22,104,905     1%     *
 Total loans held for
  sale-divestiture(a)                   --            --    NM     NM
 Total deposits                 22,491,951    20,213,232    (9)%  (16)%
 Total deposits-divestiture(a)          --            --    NM     NM
 Total assets                   38,828,766    37,918,259    (1)%   (2)%
 Total assets-divestiture(a)            --            --    NM     NM
 Total liabilities              36,018,813    35,160,599    (1)%   (2)%
 Total liabilities-
  divestiture(a)                        --            --    NM     NM
 Total shareholders' equity      2,514,676     2,462,390   (12)%  (13)%
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 KEY RATIOS & OTHER
 Return on average assets              .74%          .77%
 Return on average equity            11.61%        12.08%
 Net interest margin                  2.84%         2.85%
 Efficiency ratio                     77.4%         76.8%
 Book Value Per Share          $     19.88   $     19.61
 Tangible Book Value Per Share       17.22         16.90
 FTE employees                      12,018        12,131   (10)%  (18)%
 ----------------------------------------------------------------------
 NM - Not meaningful
 * Amount is less than one percent
 (a) Associated with the sale of First Horizon Bank branches

CONTACT:  First Horizon National Corp.
          Media Information:
          Kim Cherry
            (901) 523-4380
          Investor Relations:
          Dave Miller
            (901) 523-4162